Exhibit 23.3
Shields & Company, Inc.
INVESTMENT BANKERS
890 Winter Street
Waltham, Massachusetts 02451
tel (781) 890-7033
fax (781) 890-7034
October 12, 2007
Mr. Christopher Hemme
Vice President, Finance
SoundBite Communications, Inc.
22 Crosby Drive
Bedford, MA 01730
Mr. Hemme:
     We hereby consent to the inclusion in the registration statement on Form S-1 of SoundBite Communications, Inc. (“SoundBite”) for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of SoundBite and to references to our firm’s name therein.
     In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock at each grant date rests solely with SoundBite and our valuation reports were used as part of SoundBite’s analysis in reaching their conclusion of value.
Sincerely,
SHIELDS & COMPANY, INC.
By:     /s/ Richard W. Newman
Richard W. Newman
Managing Director